Exhibit 99.1

August 11, 2009

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.

Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2009 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported second quarter results for the period ended June 30, 2009. Sales revenues for the quarter are $104.2 million on shipments of 176,832 net tons.

While the tons shipped were 13 percent higher than first quarter 2009’s level of 156,884 net tons, it is 59 percent lower than second quarter 2008’s level of 432,771 net tons. Indicative of falling demand for steel products and lower sales prices, sales revenues are 29 percent lower than first quarter 2009, and 76 percent lower than second quarter 2008.

Year to date, net sales are $251.3 million, or 69 percent lower than the first half of 2008. Sales tonnage is also lower at 333,716 net tons, 63 percent lower than 2008.

EBITDA, as adjusted, for the quarter is $8.5 million, 58 percent lower than first quarter 2009, and 89 percent lower than second quarter 2008. The net loss for the quarter improved to $2.8 million, compared with first quarter 2009’s net loss of $15.3 million; second quarter 2008’s net income was $44.2 million. Year to date, EBITDA, as adjusted, is $28.9 million. The net loss is $18.2 million.

Vicente Wright, President & Chief Executive Officer noted, “This report should be of no surprise to anyone: the rapid decline of sales prices over the past six to nine months are, obviously, the drivers of results such as these throughout our steel industry.”

“However,” he continued, “while still at historically low levels, we are experiencing a better order book than previous months — which is a welcomed change — due to the completion of our customers’ de-stocking phase and the start of their re-stocking phase.”

Average sales prices were down 37 percent from first quarter 2009, and down 40 percent from second quarter 2008. Year to date average sales prices are down 14 percent from 2008.

The Company continues its strong liquidity position, with a balance of cash and cash equivalents as of June 30, 2009 of $91.8 million. The Company has no outstanding balance under its Revolving Credit Agreement as of June 30, 2009, and availability of more than $88 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Six Months Ended
	6/30/09	6/30/08	6/30/09	6/30/08
Billed Net Tons	176,832	432,771	333,716	897,733
Net Sales Revenue	$104,195	$431,118	$251,262	$800,315
Cost of Sales	$106,667	$354,606	$274,987	$699,676
SG&A	$4,128	$5,570	$8,534	$10,575
(Loss) Income from Operations	$(6,600)	$70,638	$(32,259)	$87,959
Interest expense, net	$1,920	$2,065	$4,241	$4,518
(Loss) Income before Income Taxes	$(6,407)	$70,109	$(31,515)	$86,152
Net (Loss) Income	$(2,827)	$44,241	$(18,160)	$53,849
Depreciation	$8,168	$8,124	$16,388	$16,202

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$30,506	$68,808	$103,054	$148,543
Investing Activities	$(11,798)	$(7,444)	$(22,115)	$(15,497)
Financing Activities	—	$40,000	—	$13,500
EBITDA	$3,681	$80,298	$(10,886)	$106,872
Add back inventory write down for LCM adjustment	$4,800	—	$39,800	—
EBITDA, as adjusted	$8,481	$80,298	$28,914	$106,872

Certain amounts for the prior period have been reclassified to conform to the current period.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.